EXHIBIT 99.1

Contacts:	Duane Reade Holdings, Inc.

 John Henry

 (212) 273-5746

SVP - Chief Financial Officer

  Investors: Cara O’Brien/Caren Barbara

Press: Diane Zappas
(212) 850-5600
Financial Dynamics

FOR IMMEDIATE RELEASE

DUANE READE HOLDINGS, INC. REPORTS SECOND QUARTER RESULTS

~ Second Quarter Adjusted FIFO EBITDA Increases 15.7% to $24.9 Million ~

~ Front-End Same-Store Sales Increases 5.6% ~

~ Second Quarter Operating Loss Improves Significantly to $0.2 Million,

Compared to an Operating Loss of $4.6 Million in the Second Quarter of 2007 ~

~ Net Loss Improves 40.0% to $12.1 Million ~

New York, NY – July 31, 2008 – Duane Reade Holdings, Inc. today reported financial results for the second quarter ended June 28, 2008.

Second Quarter Key Highlights

•	Adjusted FIFO EBITDA improved 15.7% to $24.9 million from $21.6 million in the previous year, representing the eighth consecutive quarter of year-over-year Adjusted FIFO EBITDA growth.
•	Front-end same-store sales increased 5.6% and pharmacy same-store sales grew 3.6%.
•	Gross margin expanded to 30.9%, compared to 30.3% in the prior year second quarter.
•	Operating loss improved to $0.2 million, compared to an operating loss of $4.6 million for the previous year.
•	Second quarter net loss improved to $12.1 million from $20.1 million for the previous year.

John A. Lederer, Chairman and Chief Executive Officer, commented, “We are pleased with our second quarter results and with the consistently solid performance of the business, especially in light of the challenging economic environment. We have remained focused on refining the merchandise mix, upgrading customer service, and meeting the needs of our unique and diverse customer base. These efforts yielded solid results in the reporting period, including strong comparable store sales increases, continued margin expansion, and the eighth consecutive quarter of year-over-year Adjusted FIFO EBITDA growth.”

Second Quarter Results

Net retail store sales, which exclude pharmacy resale activity, increased 3.8% to $432.1 million from $416.3 million in the second quarter of 2007. Total net sales increased 4.5% to $451.4 million from $431.9 million in the second quarter of 2007. Total same-store sales increased by 4.7%, with a front-end same-store sales increase of 5.6% and a pharmacy same-store sales increase of 3.6%. During the second quarter, the Company opened four new stores and closed five stores. At the end of the second quarter, the Company operated 241 stores, compared to 244 stores at the end of the second quarter of 2007.

Front-end sales growth was driven by continued strong performance in the food and beverage categories, over-the-counter products, and health and beauty care items. The front-end same-store sales increase was positively impacted by approximately 0.6% due to the switch of Zyrtec, a prescription allergy medication, to over-the-counter status. The shift in Easter holiday sales into the first quarter of 2008 from the second quarter of 2007 adversely impacted front-end same store sales by approximately 0.5%. In addition, in June 2008 we raised the sales price on our cigarettes commensurate with an increase in cigarette excise taxes in New York State and New York City. Although such additional sales do not result in any additional profit to us, the increase in the sales price on our cigarettes positively impacted front-end same-store sales by 0.3%. The pharmacy sales growth was partially attributable to increased Medicare Part D sales. The aforementioned switch of Zyrtec to over-the-counter status negatively impacted pharmacy same-store sales by approximately 0.7%. Generic drugs, which typically sell at lower prices but yield higher margins and profitability than brand-name drugs, represented approximately 58.7% of pharmacy prescriptions for the second quarter, compared to 54.7% of pharmacy prescriptions in the second quarter of 2007. The higher proportion of generics adversely impacted pharmacy same-store sales growth by 3.6%.

Gross margin for the second quarter was 30.9%, compared to 30.3% during the second quarter of 2007. Gross margin on retail sales, which excludes pharmacy resale activity, increased to 32.3% from 31.5% in the prior year, reflecting the impact of improved front-end selling margins resulting from a more favorable sales mix of higher selling margin products, increased pharmacy margins due to higher rates of generic utilization and reductions in the level of inventory shrink losses. Selling, general and administrative expenses as a percentage of net sales increased slightly to 26.3% from 26.2% in the previous year and were adversely impacted by higher executive recruitment related costs.

In the fourth quarter of 2007, the Company reclassified its store occupancy costs from cost of sales to selling, general and administrative expenses in order to align these store occupancy cost components to the nature of expenses included in the Company’s financial statement captions, and to improve the comparability of the Company’s financial statement presentation with its industry peers. For the 13 weeks ended June 28, 2008 and June 30, 2007, the reclassification resulted in decreases of $41.1 million and $39.7 million in cost of sales, respectively, and corresponding increases in gross profit and selling, general and administrative expenses. This accounting change did not impact the operating loss for either of the periods presented.

The above factors resulted in a 15.7% increase in Adjusted FIFO EBITDA, as defined on the attached schedule of operating data, to $24.9 million for the second quarter of 2008, compared to $21.6 million in the prior year period. As a percentage of sales, Adjusted FIFO EBITDA increased to 5.5% from 5.0% in the second quarter of 2007.

The second quarter operating loss was $0.2 million, compared to an operating loss of $4.6 million in the prior year period. The improvement was primarily due to the increase in Adjusted FIFO EBITDA of $3.4 million discussed above and a $1.0 million reduction in other expenses from $4.2 million in the second quarter of 2007 to approximately $3.2 million during the second quarter of 2008. The breakdown of other expenses compared to the previous year is provided on table 6 of this press release.

The net loss for the second quarter was $12.1 million, compared to $20.1 million in the prior year period. The improvement is attributable to the factors discussed above as well as reduced interest expense of $3.3 million in the second quarter of 2008, compared to the prior year. The reduction in interest expense was primarily due to lower interest rates on the Company’s variable rate borrowings as compared to the prior year, lower outstanding borrowings on the revolving credit facility and a favorable non-cash fair value adjustment for the preferred stock’s mandatory redemption feature, which is considered a derivative financial instrument.

At quarter end, the Company’s total debt, including capital leases but excluding the liability associated with the issuance of the redeemable preferred stock, was $554.8 million, reflecting a decrease of $1.1 million from the balance at the end of fiscal 2007. Availability under the Company’s revolving credit facility at quarter end was approximately $71.4 million.

Six Months Results

For the six month period, total net sales were $878.5 million, reflecting an increase of 3.8% compared to $846.3 million last year. Net retail store sales increased 3.8% to $847.0 million, from $816.2 million in the prior year period. Total same-store sales increased 4.6%, with a front-end same-store sales increase of 6.3% and a pharmacy same-store sales increase of 2.5%.

Gross margin increased to 31.0% for the six month period, compared to 29.9% in the prior year, primarily due to improved front-end selling margins and increased pharmacy margins due to higher rates of generic utilization. Selling, general and administrative expenses as a percentage of total net sales increased to 26.9% from 26.8% in the prior year period, mainly due to recruitment and relocation fees paid in connection with the hiring of senior management executives.

For the six months ended June 28, 2008 and June 30, 2007, the previously discussed change in accounting for store occupancy costs decreased cost of sales by $82.5 million and $80.5 million, respectively, with a corresponding increase to gross profit and selling, general and administrative expenses. This change in accounting had no effect on the operating loss for either of the periods presented.

Adjusted FIFO EBITDA, as defined on the attached schedule of operating data, increased by 25.9% to $43.2 million or 4.9% of sales from $34.3 million, or 4.1% of sales, in the prior year period. Operating loss was $4.3 million in the first half of 2008, compared with $19.6 million in the first half of 2007, primarily attributable to the factors discussed above and a $5.1 million decrease in other expenses from $9.2 million in the first half of 2007 to $4.1 million in the first half of 2008. Other expenses were higher in the prior year primarily due to an accounting investigation and matters associated with a former CEO. See table 6 attached to this press release for a breakdown of these expenses compared to the previous year.

The net loss for the first six months of 2008 was $33.1 million, compared to $50.7 million in the prior year period. The improvement in this measure is attributable to the factors discussed above as well as reduced interest expense of $1.8 million in the first six months of 2008. The reduction in interest expense was primarily due to lower interest rates on the Company’s variable rate borrowings as compared to the prior year and lower outstanding borrowings on the revolving credit facility.

Company Outlook

With respect to the remainder of 2008, the Company reaffirmed its previously provided expectations for the fiscal year’s Adjusted FIFO EBITDA in the range of $90 million to $95 million. The Company has lowered its expected range for net retail store sales, excluding pharmacy resale activity, to $1.70 billion to $1.72 billion from its previously anticipated range of $1.720 billion to $1.736 billion. The Company has raised its expected same-store sales growth range to 3.5% to 4.5% from its previously anticipated range of 3.3% to 4.3%.

Mr. Lederer concluded, "As we move into the second half of 2008, we continue to be optimistic about Duane Reade’s future prospects and are pleased that we are able to reaffirm our Adjusted FIFO EBITDA expectations for the year. While we are confident that we have a solid foundation in place, there is room to improve our business and build our brand equity. We are currently in the process of finalizing our go-forward strategy and fine-tuning our plans to elevate Duane Reade to the next level and maximize the many market opportunities that exist for our business.”

Conference Call Information

The Company will hold a conference call on July 31, 2008 at 10:30 a.m. Eastern Time to discuss financial results for the second quarter ended June 28, 2008. A live webcast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com), and the call will be archived on the website approximately one hour after completion of the call through August 13, 2008. Additionally, a replay of the conference call will be available from approximately 12:00 PM Eastern Time on July 31, 2008 through August 13, 2008. The replay can be accessed by dialing (800) 642-1687 access code 54610081.

About Duane Reade

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing. As of June 28, 2008, the Company operated 241 stores.

Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, this document may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drug store industry in general and in the New York metropolitan area, the ability to open and operate new stores, the continued efforts by payers and government agencies to reduce prescription reimbursement rates and prescription drug benefits, the strength of the economy in general, the economic conditions in the New York greater metropolitan area, changes in federal and state laws and regulations, including the potential impact of changes in regulations surrounding the importation of pharmaceuticals from foreign countries and changes in laws governing minimum wage requirements, changes in the Company’s operating strategy, capital expenditure plans or development plans, the Company’s ability to attract, hire and retain qualified pharmacy and other personnel, the Company’s significant indebtedness, labor disturbances, the continued impact of, or new occurrences of, terrorist attacks in the New York greater metropolitan area and any actions that may be taken in response, demographic changes, the Company’s ability to limit fraud and shrink, the results of the Company’s legal proceedings and recalls of pharmaceutical products due to health concerns or other reasons. Those and other risks are more fully described in Duane Reade’s reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

# # #

Table 1

                              Duane Reade Holdings, Inc.

                         Consolidated Statements of Operations

                        (Unaudited)

                        (In thousands)

	For the 13 Weeks Ended		For the 26 Weeks Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net sales	$451,395	$431,930	$878,532	$846,318
Cost of sales (1) (2)	311,960	300,868	606,405	593,454
Gross profit (1) (2)	139,435	131,062	272,127	252,864
Selling, general & administrative expenses (1)	118,496	113,059	236,450	226,595
Depreciation and amortization	17,674	18,416	35,593	36,453
Store pre-opening expenses	200	—	247	150
Other expenses (see Table 6)	3,250	4,223	4,149	9,241
Operating loss	(185)	(4,636)	(4,312)	(19,575)
Interest expense, net	11,375	14,645	27,281	29,080
Loss before income taxes	(11,560)	(19,281)	(31,593)	(48,655)
Income taxes	518	856	1,478	2,016
Net loss	$(12,078)	$(20,137)	$(33,071)	$(50,671)

(1)

During the fourth quarter of 2007, the Company changed its accounting for the store occupancy costs reflected on the statements of operations. The impact of the change in accounting was a reclassification of store occupancy costs from cost of sales to selling, general and administrative ("SG&A") expenses. This change in accounting more closely aligns these store occupancy cost components to the nature of expenses included in the Company’s financial statement captions, and will improve the comparability of the Company’s financial statement presentation with industry peers. For the 13 weeks ended June 28, 2008 and June 30, 2007, the impact of the accounting change was a reclassification that decreased cost of sales by $41.1 million and $39.7 million, respectively, with a corresponding increase to gross profit and SG&A expenses. For the 26 weeks ended June 28, 2008 and June 30, 2007, the impact of the accounting change was a reclassification that decreased cost of sales by $82.5 million and $80.5 million, respectively, with a corresponding increase to gross profit and SG&A expenses. This reclassification had no effect on the operating loss for any of the periods presented.

(2)	Shown exclusive of depreciation expense for the Company’s distribution centers which is included in depreciation and amortization shown separately.

Table 2

             Duane Reade Holdings, Inc.

             Consolidated Balance Sheets

          (Unaudited)

            (In thousands)

	June 28,	December 29,
	2008	2007

Current Assets
Cash	$1,372	$1,380
Receivables, net (1)	48,564	55,707
Inventories	208,742	211,678
Prepaid Expenses and Other Current Assets	11,806	13,205
Total Current Assets	270,484	281,970

Property and Equipment, net	192,116	195,740
Goodwill	70,099	70,099
Other Assets, net (2)	187,212	194,680
Total Assets	$719,911	$742,489

Current Liabilities
Accounts Payable	$73,553	$75,769
Accrued Expenses	54,493	52,244
Current Portion of Debt and Capital Leases (3) (4)	146,438	145,346
Total Current Liabilities	274,484	273,359

Long Term Debt and Capital Leases	408,328	410,507
Deferred Income Taxes	27,904	27,423
Redeemable Preferred Stock and Accrued Dividends (5)	34,225	31,786
Other Liabilities (6)	80,467	72,737
Total Liabilities	825,408	815,812

Total Stockholders' Deficit	(105,497)	(73,323)

Total Liabilities and Stockholders' Deficit	$719,911	$742,489

(1)	Includes third party pharmacy receivables of $33,990 and $37,608 at June 28, 2008 and December 29, 2007, respectively.

(2)	Decrease in other assets from December 29, 2007 is primarily due to the amortization of intangible assets.

(3)	The increase in the current portion of debt and capital leases from December 29, 2007 is primarily due to the $0.8 million increase in the Company’s outstanding revolving loan balance.

(4)

The outstanding revolver loan balance of $142.2 million at June 28, 2008 and $141.4 million at December 29, 2007 has been classified as a current liability because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria of SFAS No. 6 - "Classification of Short-Term Obligations Expected to be Refinanced," to classify the debt as long-term. It should be noted that this classification is not a result of a change in status or compliance with the terms of this indebtedness. The Company expects to continue to borrow under this facility until its maturity in 2011.

(5)

The increase in the balance of the redeemable preferred stock and accrued dividends from December 29, 2007 is due to the accretion of the discount on the liability recorded for the preferred stock offering completed during the second quarter of 2007 and the cumulation of the quarterly dividends on the preferred stock.

(6)

Increase in other liabilities from December 29, 2007 is primarily due to an increase in the deferred rent liabilities resulting from the addition of new leases in 2008 and the related receipt of lease construction incentives, which are recognized over the lives of the respective leases.

Table 3

                                               Duane Reade Holdings, Inc.

                                         Operating Data

                                          (Unaudited)

                                           (Dollars in thousands)

	For the 13 Weeks Ended		For the 26 Weeks Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

LIFO EBITDA (1)	$17,489	$13,780	$31,281	$16,878
LIFO Expense	800	600	1,600	1,200
FIFO EBITDA (1)	$18,289	$14,380	$32,881	$18,078

FIFO EBITDA as a percentage of net sales	4.1%	3.3%	3.7%	2.1%

Adjusted FIFO EBITDA (2)	$24,940	$21,562	$43,185	$34,308

Adjusted FIFO EBITDA as a percentage of net sales	5.5%	5.0%	4.9%	4.1%

Capital expenditures	$9,085	$6,457	$16,321	$13,406
Lease acquisitions, customer files and other costs	$8,464	$5,421	$10,169	$8,811
Same-store sales growth	4.7%	7.9%	4.6%	8.1%
Pharmacy same-store sales growth	3.6%	6.1%	2.5%	7.5%
Front-end same-store sales growth	5.6%	9.4%	6.3%	8.5%
Pharmacy sales as a % of net sales	45.7%	45.8%	45.6%	46.4%
Third Party sales as a % of
prescription sales	93.3%	93.0%	93.2%	93.0%

Average weekly prescriptions filled per store (3)	854	848	851	845

Number of stores at end of period			241	244
Retail square footage at end of period			1,638,450	1,713,831
Average store size (sq.ft.) at end of period			6,799	7,024

(1)

As used in this report, FIFO EBITDA means earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method, extraordinary charges and other non-recurring charges. We believe that FIFO EBITDA, as presented, represents a useful measure for assessing the performance of our ongoing operating activities, as it reflects our earnings trends without the impact of certain non-cash charges and other non-recurring items. Targets and positive trends in FIFO EBITDA are used as performance measures for determining certain compensation of management. FIFO EBITDA is also used as a performance measure in our various debt agreements. LIFO EBITDA reflects FIFO EBITDA adjusted to include the effect of non-cash charges and credits related to the LIFO inventory valuation method.

We understand that, although securities analysts frequently use FIFO EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. FIFO EBITDA is not intended as an alternative to net income as an indicator of our operating performance, or as an alternative to any other measure of performance in conformity with generally accepted accounting principles, nor as an alternative to cash flow from operating activities as a measure of liquidity.

Reconciliations of net loss to FIFO EBITDA, Adjusted FIFO EBITDA and operating cash flow for each period included above and highlighted elsewhere in this document are provided in the tables on the following pages of this press release.

(2)

As used in this report, Adjusted FIFO EBITDA means FIFO EBITDA as defined above, adjusted to exclude non-cash rent expenses, management fees paid to Oak Hill, closed store costs, accounting investigation costs, former CEO (Mr. Cuti) matters, non-cash stock option expense and certain other non-recurring payments that are not included in the definition of EBITDA used for our various debt agreements.

(3)	Comparative stores only, does not include new stores.

Table 4

                                                       Duane Reade Holdings, Inc.

                                                  Reconciliation of Net Sales to Retail Store Sales

                                                 (Unaudited)

                                                  (In thousands)

	13 Weeks Ended		26 Weeks Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Net sales	$451,395	$431,930	$878,532	$846,318
Resale activity	19,320	15,658	31,540	30,094
Net retail store sales	$432,075	$416,272	$846,992	$816,224

Reconciliation of Non-GAAP Financial Measures to Net Loss and
Net Cash Provided by Operating Activities
(Unaudited)
(In thousands)

	13 Weeks Ended		26 Weeks Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
FIFO EBITDA	$18,289	$14,380	$32,881	$18,078
LIFO Expense	800	600	1,600	1,200
LIFO EBITDA	17,489	13,780	31,281	16,878

Depreciation and amortization	(17,674)	(18,416)	(35,593)	(36,453)
Interest expense	(11,375)	(14,645)	(27,281)	(29,080)
Income tax provision	(518)	(856)	(1,478)	(2,016)
Net loss	$(12,078)	$(20,137)	$(33,071)	$(50,671)

Net loss	$(12,078)	$(20,137)	$(33,071)	$(50,671)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	18,587	19,331	37,418	38,281
Deferred tax provision	495	801	1,399	1,908
Non-cash rent expense	3,095	2,804	5,816	6,320
Non-cash interest expense (benefit) on redeemable preferred stock	(342)	395	2,556	412
Other non-cash expense	306	1,750	153	2,264
Changes in operating assets and liabilities:
Receivables	4,500	(1,241)	7,143	1,975
Inventories	5,235	(467)	2,936	(1,633)
Prepaid expenses and other assets	1,683	1,476	1,400	442
Other assets/liabilities, net	2,126	(2,051)	1,860	193
Accounts payable	14	(5,394)	(2,216)	(2,552)
Accrued expenses	3,222	2,187	1,373	(4,514)
Cash provided by (used in) operating activities	$26,843	$(546)	$26,767	$(7,575)

Calculation of Adjusted FIFO EBITDA

FIFO EBITDA as above	$18,289	$14,380	$32,881	$18,078

Non-cash rent expense	3,095	2,804	5,816	6,320
Former CEO (Mr. Cuti) matters	1,018	1,403	1,300	3,807
Oak Hill management fee	313	313	625	625
Stock option expense	306	155	339	669
Closed store costs	1,919	660	2,117	2,349
Accounting investigation costs	–	1,798	–	2,183
Miscellaneous other	–	49	107	277
Adjusted FIFO EBITDA	$24,940	$21,562	$43,185	$34,308

Table 5

                  Duane Reade Holdings, Inc.

                    Reconciliation of Range of Projected Non-GAAP

                  Financial Measures to Net Loss

          (Unaudited)

         (In thousands)

	For the 52 Weeks Ended December 27, 2008

Net sales	$1,760,000	$1,780,000
Resale activity	60,000	60,000
Net retail store sales	$1,700,000	$1,720,000

EBITDA (Adjusted FIFO Basis)	$90,000	$95,000

Deferred rent expense	(10,100)	(10,100)
Other expense (1)	(7,300)	(7,300)
EBITDA (FIFO Basis)	72,600	77,600

LIFO expense	(3,200)	(3,200)
EBITDA (LIFO Basis)	69,400	74,400

Depreciation and amortization expense	(74,500)	(74,500)
Interest expense	(55,700)	(55,700)
Income taxes	(2,500)	(2,500)
Net loss	$(63,300)	$(58,300)

(1)	Includes Oak Hill management fees, stock option expenses in accordance with SFAS No. 123R and expenses attributable to Mr. Cuti.

Table 6

                 Duane Reade Holdings, Inc.

                 Components of "Other Expense"

         (Unaudited)

          (In thousands)

	For the 13 Weeks Ended		For the 26 Weeks Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Closed Store Costs	$1,919	$660	$2,117	$2,349
Oak Hill Management Fees	313	313	625	625
Accounting Investigation	–	1,798	–	2,183
Former CEO (Mr. Cuti) matters	1,018	1,403	1,300	3,807
Other	–	49	107	277
Total Other Expense	$3,250	$4,223	$4,149	$9,241